Exhibit 99.1

FOR FURTHER INFORMATION:

J. Cameron Coburn	Betty V. Norris
Chairman, President & CEO	SVP & Chief Financial Officer
Tel: 910-509-3901	Tel: 910-509-3914
Email: ccoburn@bankofwilmington.com	Email: bnorris@bankofwilmington.com

Bank of Wilmington Corp. Reports Record 2005 Net Income, Up 46.6%;

Fourth Quarter Earnings Increase 66.3% to $637,000

WILMINGTON, NC – February 22, 2006 —Bank of Wilmington Corporation (NASDAQ: BKWW) reported net income for the fiscal year 2005 of $1.7 million compared with $1.1 million for the fiscal year 2004, an increase of 46.6 percent. Diluted earnings per share were $0.48 compared with $0.40 for the prior year, an increase of 20.0 percent. Per share results reflect the issuance of 558,419 shares of common stock during the fourth quarter of 2004, which increased average diluted shares by 23.1 percent over the prior year, to 3,496,780. Performance reflects exceptional loan and deposit growth, combined with disciplined expense control.

For the fourth quarter of 2005, the Company reported net income of $637,000 compared with $383,000 for the fourth quarter of 2004, an increase of 66.3 percent. Diluted earnings per share were $0.18 compared with $0.13 for the prior-year quarter, an increase of 38.5 percent. Per share earnings were affected by the fourth quarter 2004 stock issuance, which increased average diluted shares by 16.0 percent to 3,503,383.

Cameron Coburn, Chairman, President and CEO, commented, “We are pleased to report another year of record earnings, capped by a fourth quarter of exceptional growth. Loan demand, the driving force behind our earnings performance, continues to be extremely strong. We are pleased that the southeastern North Carolina communities we serve value our expertise and premium service.

“We are well positioned to continue these positive trends in 2006; in January, we opened a loan production office in Surf City. This office will be converted to a full-service office later in 2006, as we continue to expand our presence within the Cape Fear Region. During the fourth quarter of 2005, we bolstered our regulatory capital through the issuance of $10 million in floating rate trust preferred securities by the Company’s wholly-owned subsidiary, BKWW Statutory Trust I. The resulting additional liquidity will support our growth needs throughout 2006.”

Total revenue, comprised of net interest income and non-interest income, was $10.3 million for fiscal year 2005, an increase of 57.0 percent over the $6.6 million reported for the prior year. Net interest income for the current 12-month period increased 58.8 percent over 2004 to $9.3 million, reflecting a 64.8 percent growth in average earning assets partially offset by a 13 basis point decline in the net interest margin to 3.54 percent. Mr. Coburn commented, “Strong loan production is driving net interest income growth. Our balance sheet is asset-sensitive and we continue to fund with a balanced mix of core deposits, wholesale funding, and borrowings. Rising rates and increased competition to fund strong loan demand continue to put pressure on the price of deposits. The modest compression we experienced in 2005 has been more than offset by growth in earning assets as we take advantage of sound lending opportunities where we see them.”

Non-interest income was $1.1 million, a 40.6 percent increase over the 2004 period. Service fee income accounts for the majority of growth. Income from mortgage originations and investment in bank-owned life insurance also contributed to the increase.

Revenue for the fourth quarter of 2005 was $3.1 million compared with $1.9 million for the fourth quarter of 2004, an increase of 62.4 percent. Net interest income increased 67.3 percent to $2.8 million, reflecting a 75.9 percent increase in average earning assets partially offset by an 18 basis point decline in the net interest margin to 3.47 percent. Non-interest income was $292,000 compared with $229,000 for the prior-year period, an increase of 27.1 percent.

Revenue growth continues to outpace expense growth. Non-interest expense for the fiscal year 2005 was $6.4 million, an increase of 37.9 percent over the 2004 period. Other expense, up $910,000 or 71.8 percent, represents the largest portion of the increase. Expenses associated with newly implemented supplemental retirement benefits for certain officers and directors, the formation of the holding company, and growth-related increases contributed to the increase. Salaries and benefits grew $650,000 or 25.2 percent and resulted from growth-related personnel additions, normal compensation adjustments, and an increase in benefits costs. The efficiency ratio improved to 61.66 percent for 2005 compared with 70.09 percent for the prior-year fiscal period.

Non-interest expense for the fourth quarter of 2005 totaled $1.8 million compared with $1.2 million for the fourth quarter of 2004, an increase of 46.8 percent. The efficiency ratio improved to 58.08 percent for the current period compared with 64.28 percent for the fourth quarter of 2004, and 63.48 percent for the previous quarter.

Mr. Coburn commented, “We are pleased to report improvement in asset quality throughout 2005; net charge-offs for the year were dramatically reduced from 2004 levels despite a 71.4 percent year-over-year increase in loans outstanding.” Net charge-offs for 2005 were $95,000 or 0.04 percent of average loans, compared with $446,000 or 0.34 percent for fiscal 2004. Non-performing assets were $1.2 million, or 0.34 percent of total assets at December 31, 2005, compared with $1.2 million, or 0.59 percent, twelve months ago. Loan loss reserves were $3.5 million, or 1.26 percent of total loans, at December 31, 2005; this compares with a reserve of $2.1 million at December 31, 2004, equivalent to 1.30 percent of year-end loans.

Total assets were $343.0 million at December 31, 2005, an increase of $141.4 million, or 70.2 percent, from twelve months ago. Loans outstanding totaled $278.4 million, an increase of $116.0 million, or 71.4 percent, during the 2005 fiscal period. Residential construction lending accounted for the majority of this growth due to population increases in our market area, and the addition of specialized construction lenders to our staff. Loan growth was funded primarily by a $114.0 million, or 67.0 percent, increase in deposits to $284.1 million. Core deposits, including retail CDs, constituted 66.5 percent of the total; they increased $61.0 million or 47.5 percent year-over-year.

Shareholders’ equity at December 31, 2005 was $24.6 million, a twelve-month increase of $1.3 million, or 5.6 percent. During the fourth quarter, Bank of Wilmington Corporation, through a newly-formed subsidiary BKWW Statutory Trust I, issued $10 million of floating-rate trust preferred securities. The Company’s total risk-based capital ratio at year-end was 13.29 percent. Total shares outstanding at December 31, 2005 were 3,416,068. Mr. Coburn concluded, “Our local economy is thriving. We continue to expand our branch network and add qualified people to our staff so we can maximize our share of this dynamic market.”

About the Company

Bank of Wilmington (“Bank”) was established in 1998 as a local bank, developed and managed by local people committed to improving the quality of life and the quality of the banking experience in the communities it serves. Bank of Wilmington Corporation, the parent company, was formed in June 2005. The Bank’s market area includes the counties of New Hanover, Pender, and Brunswick, serving southeastern North Carolina, through three full-service locations and one loan production office: 1117 Military Cutoff Road; 3702 South College Road in the Pine Valley neighborhood; 14572 US Highway 17 in Hampstead; and 206 North Topsail Drive in Surf City.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; changes in demand for products and services; changes in the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Bank of Wilmington Corporation with the Securities and Exchange Commission. Bank of Wilmington Corporation undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Bank of Wilmington Corporation

Fourth Quarter 2005 Results

Bank of Wilmington Corporation

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
	2005	2005	2005	2005	2004
(dollars in thousands except per share data)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2005	2004
EARNINGS
Net interest income	$2,797	2,469	2,180	1,853	1,672	9,299	5,854
Provision for loan and lease losses	$388	355	392	365	277	1,499	892
NonInterest income	$292	264	246	248	229	1,049	746
NonInterest expense	$1,794	1,735	1,459	1,393	1,222	6,381	4,626
Net income	$637	422	383	241	383	1,683	1,148
Basic earnings per share	$0.19	0.12	0.11	0.07	0.13	0.49	0.41
Diluted earnings per share	$0.18	0.12	0.11	0.07	0.13	0.48	0.40
Average shares outstanding	3,416,068	3,416,068	3,416,068	3,414,411	2,947,338	3,415,582	2,768,040
Average diluted shares outstanding	3,503,383	3,508,993	3,486,601	3,488,551	3,021,160	3,496,780	2,840,524

PERFORMANCE RATIOS
Return on average assets	0.77%	0.59%	0.61%	0.44%	0.80%	0.62%	0.70%
Return on average common equity	10.34%	6.92%	6.41%	4.06%	7.78%	6.96%	6.45%
Net interest margin (fully tax-equivalent)	3.47%	3.54%	3.59%	3.59%	3.65%	3.54%	3.67%
Efficiency ratio	58.08%	63.48%	60.14%	66.30%	64.28%	61.66%	70.09%
Full-time equivalent employees	62	54	53	51	50	62	50

CAPITAL
Equity to assets	7.18%	7.78%	8.93%	10.23%	11.58%	7.18%	11.58%
Regulatory leverage ratio	10.69%	8.59%	9.57%	10.92%	12.29%	10.69%	12.29%
Tier 1 capital ratio	12.09%	9.43%	11.50%	12.09%	13.64%	12.09%	13.64%
Total risk-based capital ratio	13.29%	10.65%	12.84%	13.31%	14.87%	13.29%	14.87%
Book value per share	$7.21	7.10	7.02	6.85	6.85	7.21	6.85
Cash dividend per share	$0.00	0.00	0.00	0.00	0.00	0.00	0.00

ASSET QUALITY
Gross loan charge-offs	$53	45	5	81	2	184	502
Net loan charge-offs	$42	1	(28)	80	1	95	446
Net loan charge-offs to average loans	0.06%	0.00%	-0.05%	0.19%	0.00%	0.04%	0.34%
Allowance for loan and lease losses	$3,510	3,165	2,811	2,391	2,106	3,510	2,106
Allowance for losses to total loans	1.26%	1.28%	1.30%	1.28%	1.30%	1.26%	1.30%
Nonperforming loans	$1,174	751	1,043	1,162	993	1,174	993
Other real estate and repossessed assets	$0	13	195	195	195	0	195
Nonperforming assets to total assets	0.34%	0.25%	0.46%	0.59%	0.59%	0.34%	0.59%

END OF PERIOD BALANCES
Loans and leases	$278,386	246,757	216,140	187,152	162,399	278,386	162,399
Total earning assets (before allowance)	$334,053	303,133	257,755	220,604	193,650	334,053	193,650
Total assets	$342,974	311,813	268,654	228,863	201,533	342,974	201,533
Deposits	$284,134	258,084	229,775	195,833	170,168	284,134	170,168
Shareholders’ equity	$24,636	24,245	23,985	23,404	23,338	24,636	23,338

AVERAGE BALANCES
Loans and leases	$261,652	230,140	204,684	172,826	150,736	217,604	130,734
Total earning assets (before allowance)	$320,139	276,848	243,380	208,932	181,950	262,669	159,404
Total assets	$329,152	285,444	251,829	217,222	190,442	271,258	164,220
Deposits	$269,824	238,439	211,684	186,301	159,569	226,823	140,356
Shareholders’ equity	$24,642	24,383	23,886	23,745	19,703	24,167	17,803

*	Shares for all periods restated for 5 for 4 split effective 6/30/05

Bank of Wilmington Corporation

Fourth Quarter 2005 Results

Bank of Wilmington Corporation

CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED December 31, 2005	THREE MONTHS ENDED December 31, 2004	TWELVE MONTHS ENDED December 31, 2005	TWELVE MONTHS ENDED December 31, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
INTEREST INCOME
Loans and leases, including fees	$4,781	$2,269	$14,728	$7,663
Investment securities	491	266	1,453	855
Short-term investments	90	21	231	78

Total interest income	5,362	2,556	16,412	8,596

INTEREST EXPENSE
Deposits	2,172	827	6,321	2,645
Borrowings-FHLB Advances	251	57	650	97
Trust Preferred Securities/ Subordinated Debt	142	0	142	0

Total interest expense	2,565	884	7,113	2,742

Net interest income	2,797	1,672	9,299	5,854

Provision for loan and lease losses	388	277	1,499	892

Net interest income after provision for loan and lease losses	2,409	1,395	7,800	4,962

NON INTEREST INCOME
Service fees & charges on accounts	181	149	644	540
Net gain (loss) on sales of securities	(12)	0	(10)	(5)
Other income	123	80	415	211

Total non interest income	292	229	1,049	746

NON INTEREST EXPENSE
Salaries and benefits	884	702	3,227	2,577
Occupancy & Furniture and Equipment	283	187	977	782
Other expense	627	333	2,177	1,267

Total non interest expense	1,794	1,222	6,381	4,626

Income before federal income tax expense	907	402	2,468	1,082
Federal income tax expense (benefit)	270	19	785	(66)

Net income	$637	$383	$1,683	$1,148

Basic earnings per share*	$0.19	$0.13	$0.49	$0.41

Diluted earnings per share*	$0.18	$0.13	$0.48	$0.40

Average shares outstanding *	3,416,068	2,947,338	3,415,582	2,768,040

Average diluted shares outstanding *	3,503,383	3,021,160	3,496,780	2,840,524

*	All per share and outstanding share data has been restated for the 5 for 4 stock split effected 6/30/05

Bank of Wilmington Corporation

Fourth Quarter 2005 Results

Bank of Wilmington Corporation

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31, 2005	DECEMBER 31, 2004
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$1,854	$1,882
Interest earning deposits in other banks	5,419	4,223

Total cash and cash equivalents	7,273	6,105

Securities available for sale	48,655	26,436
Time deposits in other banks	199	0
Federal Home Loan Bank stock	1,394	592

Total loans	278,386	162,399
Allowance for loan losses	(3,510)	(2,106)

Total Loans, net	274,876	160,293

Premises and equipment, net	1,845	1,152
Foreclosed real estate and repossessions	0	195
Bank owned life insurance policies	5,296	5,097
Accrued interest receivable	1,645	734
Investment in Trust	311	0
Other assets	1,480	929

Total assets	$342,974	$201,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$26,025	$14,407
Interest-bearing	258,109	155,761

Total deposits	284,134	170,168

Federal Home Loan Bank advances-short term	5,000	7,400
Federal Home Loan Bank advances-long term	17,000	0
Trust Preferred Securities & Subordinated Debentures-L/T	10,310	0
Accrued expenses and other liabilities	1,894	627

Total liabilities	318,338	178,195

SHAREHOLDERS’ EQUITY
Common stock	11,956	11,918	*
Additional Paid in Capital	11,053	11,008	*
Retained earnings	2,153	471
Accumulated other comprehensive income (loss)	(526)	(59)

Total shareholders’ equity	24,636	23,338

Total liabilities and shareholders’ equity	$342,974	$201,533

*	Prior periods restated for the 5 for 4 stock split effected 6/30/05